EXHIBIT 99.3.1

Supplemental Description of Transactions in the Shares that were Effected during the Past 60 Days (other than those previously reported on the Original 13D)

Nature of Transaction	Purchaser	Date of Transaction	Amount of Securities	Price Per Share/Premium Per Option
Open Market Purchase of Common Stock	Corvex Master Fund LP	April 24, 2012	100,000	$26.35
Purchase of Call Options	Corvex Master Fund LP	April 24, 2012	450,000(1)	$9.83(2)
Sale of Put Options	Corvex Master Fund LP	April 24, 2012	450,000(3)	$0.01(4)

(1) Represents shares underlying American-style call options purchased in the over the counter market. These call options expire on April 30, 2013.

(2) This amount represents the cost of an applicable American-style call option to purchase one Share. The per share exercise price of these call options is $18.00.

(3) Represents shares underlying European-style put options sold in the over the counter market. These put options expire on the earlier of April 30, 2013 or the date on which the corresponding American-style call option described above in footnote 1 is exercised.

(4) This amount represents the proceeds received from an applicable European-style put option to sell one Share.  The per share exercise price of these put options is $18.00.